Perma-Fix Announces Agreement to Sell
Tulsa Industrial Waste Facility for $1.5 Million

ATLANTA – May 15, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced a definitive agreement to sell substantially all of the assets of Perma-Fix Treatment Services, Inc., one of the Company’s Industrial Segment facilities located in Tulsa, Oklahoma, to A Clean Environment Company, Inc. (“ACE”) for approximately $1.5 million in cash, subject to certain working capital adjustments, and the assumption of certain liabilities. ACE is an environmental services company located in Wilson, Oklahoma. The completion of this transaction is subject to a number of conditions precedent being met. The Company expects to complete the sale of its Tulsa facility during the second quarter of 2008.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "When we complete the sale of our Tulsa facility, this will mark the third industrial facility within our Industrial Segment that we have sold this year. We are aggressively working to sell the remaining industrial facilities, as we concentrate our efforts on the growth opportunities within our Nuclear Segment."

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates nine major waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, completion of the sale of the Tulsa facility during the second quarter of 2008, divestiture of other facilities within our Industrial Segment and concentrate our efforts on the growth opportunities within the Nuclear Segment. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, fulfillment of the conditions precedent contained in the definitive agreement to sell substantially all of the assets of Perma-Fix Treatment Services, Inc., future economic conditions; industry conditions; competitive pressures; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2007 Form 10-K/A and the Forward-Looking Statements discussed in our Form 10-Q for the quarter ending March 31, 2008. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 31